Exhibit 99.1

1808 Swift Drive
Oak Brook, Illinois 60523-1501
Phone: 630.586.8000
Fax: 630.586.8010
www.CenterPoint-Prop.com

AT THE COMPANY:
	John S. Gates, Jr.	Paige H. Gilchrist
	Co-Chairman and CEO	Vice President, External Affairs
(630) 586-8101

For Immediate Release

Tuesday, July 20, 2004

CENTERPOINT REPORTS 3.4% EPS GROWTH AND 8.7% FFO GROWTH

Highlights:

•                  3.0 Million Square Feet of Development Under Construction

•                  4.0 Million Square Feet of Acquisitions Under Letter of Intent

•                  Disposition Market Remains Robust

•                  Financial Flexibility – 5.0 to 1 Debt Service Coverage

•                  $100 Million Stock Repurchase Program Authorized

•                  23 Million Square Feet YTD of Gross Absorption in Metro Chicago Industrial Market

Oak Brook, Illinois, July 20, 2004 – CenterPoint Properties Trust (NYSE: CNT) reported today that earnings per share (“EPS”) increased 3.4% for the second quarter 2004 to $0.30 from $0.29 for the same period in 2003.  Net income available to common shareholders increased 4.4% to $14.4 million from $13.8 million for the second quarter 2003.  All reported numbers have been adjusted for the two-for-one stock split that occurred on June 30, 2004.

Funds from operations (“FFO”) per share increased 8.7% for the second quarter 2004 to $0.50 from $0.46 for the same period in 2003.  CenterPoint defines FFO as: net income available to common shareholders plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  See attached Reporting Definitions for further explanation of FFO.

Second quarter 2004 EPS and FFO per share results include a non-cash charge of approximately $.07 per common share for the vesting of the 2001 employee stock grants.  Pursuant to CenterPoint’s long-term pay-for-performance compensation plan, stock grants are available to all employees if the Company achieves above average results including total shareholder return.  Under the 2001 incentive program, employee stock grant vesting was triggered after shareholders received a total return of 60%.  Since 2001, the total return to shareholders on the vesting date was approximately 72%.

CenterPoint has revised its guidance for full year 2004 to reflect the recent stock split and grant vesting and currently expects to report EPS in the range of $1.47 to $1.67 and FFO per share in the range of $2.23 to $2.33. For the third quarter 2004, the Company currently expects to report EPS in the range of $0.39 to $0.47 and FFO per share in the range of $0.58 to $0.62.

“The 1.3-billion-square-foot Metropolitan Chicago Industrial Property Market continues to strengthen.  Partially as a result, CenterPoint is working on a very large pipeline of new leases, build-to-suits, acquisitions and dispositions.  We expect to complete many of these shortly which could make for a

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robust second half,” stated John S. Gates, Jr., Co-Chairman and CEO.  “In the longer run, our franchise, land bank, financial strength and deal flow have positioned us nicely to take advantage of a rebounding economy.”

Expanding Investment Pipeline

Year-to-date, CenterPoint has completed new investments of $86.2 million.  These are expected to produce a weighted average initial cash yield of 9.5% and a weighted average straight-line yield of 10.5%.

Second quarter 2004 investments include completion of two build-to-suit developments, one for Potlatch Corporation and the other for Allied Building Products, acquisitions of approximately 408,513 square feet and a 134-acre land acquisition for CenterPoint Business Center – Gurnee.

CenterPoint and its affiliates currently have seven developments under construction totaling 3.0 million square feet or $112.7 million, of which 61% is pre-leased.  These developments include four recently announced projects that are highlighted below.  All development projects combined are expected to produce a weighted average initial cash yield of 11.2% and a weighted average straight-line yield of 11.7%.

In May 2004, CenterPoint announced a build-to-suit for RC2 Corporation (NASDAQ: RCRC), a leading designer, producer and marketer of high-quality toys and collectibles.  This is the first building at CenterPoint Intermodal Center - Rochelle, which is located less than one mile from the 1,200-acre Union Pacific Global III Intermodal Facility recently developed by CenterPoint.

In July 2004, CenterPoint began construction on a 102,028-square-foot build-to-suit for sale for Herbert Stanley Company, a producer of furniture cleaners and polishes.  The building will be located at the new 134-acre CenterPoint Business Center – Gurnee.  The building is expected to be completed by the end of 2004.

The Company also recently signed a contract with an S&P 500 company for another 265,000-square-foot build-to-suit for sale at CenterPoint Business Center – Gurnee.  Construction will begin soon and is expected to be completed in first quarter 2005.

In addition, CenterPoint has broken ground on a 1.0 million-square-foot speculative building at CenterPoint Intermodal Center (“CIC”).  While CenterPoint does very little speculative development overall, the Company has leased approximately 1.6 million square feet at CIC in the last six months and is 100% occupied.  Moreover, demand is accelerating from new and existing customers.  As a result, the Company expects the building to be substantially occupied when completed in first quarter 2005.

Mike Mullen, President and Chief Operating Officer commented, “We are developing build-to-suits at all of our new business parks and expect to announce our first build-to-suit at CenterPoint Business Center – McCook II very soon.  Additionally, the almost 3,200-acres we own or control could support another 48 million square feet.  Our acquisition pipeline is also quite strong with more than 4 million square feet under letter of intent.”

Robust Disposition Market

Year-to-date, CenterPoint and its affiliates have completed $122.3 million of dispositions.  CenterPoint completed $42.6 million of dispositions and its affiliates completed $79.7 million.  Proceeds are redeployed into CenterPoint’s expanding pipeline of investments and build-to-suit developments.

Second quarter 2004 dispositions were highlighted by the sale of the 78,658-square-foot building occupied by Shure Inc. in Evanston, IL and three vacant buildings.  The Company also received a $7.2 million lease termination fee on a building in Lincolnwood, IL.  This buyout positions the property for an potential sale to a redeveloper who would change its use.

The industrial real estate market remains very liquid with strong demand from users, investors and a variety of other buyer types.  This consistent liquidity supports the Company’s business strategy of selling stabilized assets and redeploying the capital into assets where it can add value.

Leasing on Plan

Year to date, new leasing totals 2,590,000 square feet, with 1,975,000 square feet of that executed in the second quarter.

The Company has renewed, replaced or sold 2,263,483 square feet or 25.5% of all 2004 scheduled lease expirations.  Renewals and replacements represented 2,137,000 square feet.  Rents on renewals and replacements are expected to increase at an average rate of 4.4% on a GAAP basis and 1.7% on a cash basis.

Excluding properties sold, the Company retained 92.2% of its tenants.  At June 30, 91.8% of the Company’s in-service industrial portfolio was leased and occupied compared to 92.0% at the end of the first quarter 2004.

Paul Ahern, Chief Investment Officer commented, “We continue to be encouraged by the activity in the Chicago industrial marketplace.  Demand is good and we are on track to meet our objectives for the year.  However, we still have a number of leases renewing in the second half.  In addition, we have purchased several vacant buildings which we are now marketing.  Value-added investments such as these impact our occupancy statistics in the short run, but can provide very attractive returns when re-tenanted.”

CenterPoint Venture, LLC

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEAST (a joint venture between CalPERS and LaSalle Investment Management), was formed in January 2000 to position, package and sell stabilized industrial property investment opportunities routinely passed over by the Company due to its more value-added investment focus.

Given the success of this joint venture and the opportunities it has created for all parties, negotiations to renew it are well underway.

CenterPoint Venture and its affiliates contributed FFO of $0.02 year-to-date 2004.  As of June 30, 2004, assets in CenterPoint Venture totaled $132.7 million.

Financial Flexibility

At June 30, CenterPoint had a total of $848 million of senior debt outstanding producing a debt to total market capitalization of 31.2%.  For the second quarter 2004, debt service coverage was 5.0 to 1 and fixed charge coverage was 4.4 to 1.  Currently, CenterPoint’s total debt bears a weighted average interest rate of 4.2%.

On July 12, 2004, CenterPoint issued $150 million of senior unsecured notes.  The 7-year notes have a coupon of 5.25% and have a yield to maturity of 5.27%. This equates to a spread of 115bp over the 7-year Treasury. The effective cost on the notes is 5.46% per annum, adjusted for the settlement on a $75 million hedge placed in May 2004.  The net proceeds from these notes were principally used to reduce the outstanding balance on the $350 million line of credit.

“In addition to reducing our floating rate debt exposure, the recent debt deal priced at a historically low credit spread for the Company and attracted a broad and diverse group of investors,” commented Paul Fisher, Chief Financial Officer.

“Our balance sheet remains strong and flexible and we continue to pursue attractive sources of capital, through asset sales and joint ventures to help us fund our expanding investment pipeline.”

Stock Split , Share Repurchase Program and Dividends

In May 2004, the Company announced a two-for-one stock split.  Consequently, on June 30, 2004 shareholders received one additional common share for every share held on the record date June 1, 2004.

CenterPoint also announced that its Board of Trustees authorized management to institute a share repurchase program of up to $100 million. Purchases may be made from time to time in open market transactions at prevailing prices or in negotiated private transactions at the discretion of a subcommittee of the Board of Trustees.

The Board declared a third quarter dividend of $0.39 per newly split common share to be paid July 22, 2004 to shareholders of record July 16, 2004.  A dividend of $0.9375 per share of its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (NYSE:CNT-pB) will be paid September 30, 2004 to shareholders of record September 16, 2004.

For the second quarter 2004, the Company’s FFO payout ratio was 78% and its Funds Available for Distribution (“FAD”) payout ratio was 72%.

Chicago Industrial Market

Based on combined data from Colliers, Bennett & Kahnweiler (“CB&K”) and The Polacheck Company, CenterPoint estimates gross absorption in the 1.3-billion-square-foot Chicago Industrial Property Market was 23 million square feet for the first six months 2004.  The submarkets with the greatest gross absorption were O’Hare (3.6 million), the Southwest Suburbs (3.0 million) and Lake County (2.4 million).

Market-wide vacancy for the second quarter 2004 was estimated to be flat at 9.0% and construction completions for the second quarter 2004 were estimated at 7.1 million square feet.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3-billion-square-foot Chicago regional market.  It currently owns and operates approximately 38 million square feet and the Company and its affiliates own or control an additional 3,185 acres of land upon which approximately 48 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.7 billion as of June 30, 2004.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

An Investor conference call will be held Wednesday, July 21, 2004 beginning 1:00 p.m. CDT, 2:00 p.m. EST.  This call will be broadcast live on www.centerpoint-prop.com . To listen to the webcast, your computer must have either RealAudio or Media Player installed.  If you do not have either player, the CenterPoint website will have instructions for installing one at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. on Wednesday, July 21, 2004 at 7:00 p.m. CDT. The replay number is 888-266-2081, passcode 510610.

Supplemental financial and operating information will be available on the Company’s web site at www.centerpoint-prop.com after 7:00 p.m. CT on July 20, 2004.

Financial Statements to Follow...

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31, 2003
Assets:
Investment in real estate:
Land	$218,016	$194,965
Buildings	848,927	824,248
Building improvements	160,291	148,519
Furniture, fixtures, and equipment	25,409	24,516
Construction in progress	157,644	150,126
	1,410,287	1,342,374
Less accumulated depreciation	(182,261)	(169,387)
Real estate held for sale, net of depreciation	15,975	6,302
Net investment in real estate	1,244,001	1,179,289

Cash and cash equivalents	2,720	231
Restricted cash	38,921	42,520
Tenant accounts receivable, net	40,383	36,891
Mortgage and notes receivable (1)	29,745	63,084
Investment in and advances to affiliate	17,731	47,139
Prepaid expenses and other assets	17,130	21,799
Deferred expenses, net	29,969	28,289

	$1,420,600	$1,419,242

Liabilities and shareholders’ equity
Mortgage notes payable and other debt (2)	$53,294	$26,955
Senior unsecured debt	400,000	500,000
Tax-exempt debt	94,210	94,210
Line of credit	300,200	213,700
Accounts payable	15,292	19,707
Accrued expenses	62,125	70,275
Rents received in advance and security deposits	12,250	11,894

	937,371	936,741

Shareholders’ equity:
Preferred equity	42,589	47,118
Common equity	498,011	487,978
Retained earnings (deficit)	(40,823)	(37,253)
Other comprehensive loss	(6,537)	(5,924)
Unearned compensation - restricted shares	(10,011)	(9,418)

	483,229	482,501

	$1,420,600	$1,419,242

(1) December 31, 2003 balance includes TIF notes receivable of $24,335

(2) June 30, 2004 balance includes non-recouse TIF debt of $31,184.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$31,323	$26,157	$62,028	$51,901
Straight-line rents	844	768	1,891	1,091
Expense reimbursements	9,205	7,872	18,949	15,973
Mortgage interest income	190	369	514	690
Real estate fee income	8,816	2,770	10,048	6,871

Total revenue	50,378	37,936	93,430	76,526

Expenses:
Real estate taxes	9,322	7,865	18,344	15,859
Property operating and leasing	9,543	6,119	16,662	12,230
General and administrative	2,467	1,781	4,389	3,502
Depreciation and amortization	9,767	8,161	19,930	16,272

Total expenses	31,099	23,926	59,325	47,863

Other income/(expense)
Interest income	482	576	936	1,356
Interest expense	(7,046)	(5,591)	(14,744)	(11,553)
Amortization of deferred financing costs	(809)	(810)	(1,675)	(1,754)

Total other income/(expenses)	(7,373)	(5,825)	(15,483)	(11,951)

Income from continuing operations before income taxes and equity in net income of affiliate	11,906	8,185	18,622	16,712

(Provision for) benefit from income tax expense	317	(3)	479	384

Equity in net income of affiliate (1)	162	705	783	708

Income from continuing operations	12,385	8,887	19,884	17,804

Discontinued operations:

Gain on sale, net of tax	2,543	5,384	9,117	16,838
Income from operations, net of tax	180	1,650	612	3,115

Income before gain on sale of real estate and cumulative effect of change in accounting principle	15,108	15,921	29,613	37,757

Gain on sale of real estate, net of tax (2)	177	2,916	6,028	2,916

Income before cumulative effect of change in accounting principle	15,285	18,837	35,641	40,673

Cumulative effect of change in accounting principle (3)	—	—	—	6,528

Net Income	15,285	18,837	35,641	47,201

Preferred dividends	(837)	(4,996)	(1,724)	(7,519)

Net income available to common shareholders	$14,448	$13,841	$33,917	$39,682

Basic EPS (4):
Income available to common shareholders from continuing operations	$0.25	$0.15	$0.52	$0.29
Discontinued operations	0.06	0.15	0.21	0.44
Cumulative effect of change in accounting principle	—	—	—	0.14
Net income available to common shareholders	$0.31	$0.30	$0.73	$0.87

Diluted EPS (4):
Income available to common shareholders from continuing operations	$0.24	$0.14	$0.50	$0.28
Discontinued operations	0.06	0.15	0.20	0.42
Cumulative effect of change in accounting principle	—	—	—	0.14
Net income available to common shareholders	$0.30	$0.29	$0.70	$0.84

Distributions per share (4)	$0.390	$0.304	$0.780	$0.608

(1)          Results of investments accounted on the equity basis include CenterPoint Venture, LLC,  and Chicago Manufacturing Campus, LLC.  See summary financial statements in the supplemental schedules.

(2)          For the quarter ended March 31, 2004 and 2003, gains are attributed to $11,370 and $26,789 of dispositions, respectively. For the year ended June 30, 2004 and 2003, gains are attributed to $122,333 and $56,531 of dispositions, respectively.

(3)          See press release dated January 22, 2004.

(4)          The per share amounts have been adjusted to reflect the two-for-one stock split in June 2004.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

FUNDS ANALYSIS

(in thousands, except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$14,448	$13,841	$33,917	$39,682
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	9,556	7,931	19,512	15,761
Discontinued operations	117	680	382	1,405
Unconsolidated subsidiaries	196	124	501	207
Accumulated depreciation on sold industrial assets, net of tax	(355)	(845)	(2,972)	(1,335)
Cumulative effect of change in accounting principle for 2002	—	—	—	(6,528)

Funds from operations	$23,962	$21,731	$51,340	$49,192

Funds from operations per share	$0.50	$0.46	$1.06	$1.04

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$14,448	$13,841	$33,917	$39,682
Add back/(deduct):
Preferred dividends	837	4,996	1,724	7,519
Interest incurred, net	6,564	5,015	13,808	10,197
Depreciation and amortization	9,767	8,161	19,930	16,272
Amortization of deferred financing costs	809	810	1,675	1,754
Provision for income taxes expense (benefit)	(317)	3	(479)	(384)
Provision for income taxes expense (benefit) from gain on sale	112	—	112	—
Cumulative effect of change in accounting principle	—	—	—	(6,528)
Discontinued operations:
Interest incurred, net	—	453	—	1,360
Depreciation and amortization	117	680	382	1,405
Provision for income taxes expense (benefit) from operations	9	125	7	181
Provision for income taxes expense (benefit) from gain on sale	234	293	234	293
EBITDA	$32,580	$34,377	$71,310	$71,751

RECONCILIATION OF EBITDA TO DEBT SERVICE COVERAGE & FIXED CHARGE COVERAGE RATIOS

EBITDA (A)	32,580	34,377	71,310	71,751

Interest incurred, net	6,564	5,015	13,808	10,197
Interest incurred, net from discontinued operations	—	453	—	1,360
Debt service (B)	$6,564	$5,468	$13,808	$11,557

EBITDA to debt service coverage ratio (A/B)	5.0	6.3	5.2	6.2

Debt service	6,564	5,468	13,808	11,557
Preferred dividends	837	4,996	1,724	7,519
Fixed charge (C)	$7,401	$10,464	$15,532	$19,076

EBITDA to fixed charge coverage ratio (A/C)	4.4	3.3	4.6	3.8

Annualized FFO return on common equity

FFO return on common equity	19.25%	17.89%	20.62%	20.25%

Capitalized interest	$1,541	$2,837	$3,458	$5,546

Reconciliation of average shares outstanding
Basic Shares - GAAP	46,707,416	45,873,108	46,544,728	45,836,617
Add: Stock options/grants - common share equivalents	1,606,163	1,364,039	1,708,804	1,290,551
Diluted shares - GAAP/FFO	48,313,579	47,237,147	48,253,532	47,127,168

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

SECOND QUARTER 2004 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial Net Operating Income (“NOI”), excluding straight line rents, divided by total project cost.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the company’s business strategy.

Second Generation Costs include all capitalized costs incident to leasing, operating or improving the company’s portfolio excluding costs budgeted at acquisition or initial development or costs expended to materially increase the revenue potential of a property. Second Generation Costs, deducted in calculating FAD, can include leasing commissions and related costs, tenant specific improvements, or improvements to land or buildings.

Straight Line Yield is average NOI, divided by total project cost, adjusted for tax increment financing.

Weighted Average Straight Line Yield is calculated as the average NOI, for the 12 months following stabilization, adjusted for TIF, divided by total costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by total costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.